Exhibit 99.1

Ligand Pharmaceuticals Announces Second Quarter Results

Conference call begins at 4:30 p.m. Eastern time today

SAN DIEGO--(BUSINESS WIRE)--August 8, 2011--Ligand Pharmaceuticals Incorporated (NASDAQ:LGND) today announced financial results for the three and six months ended June 30, 2011 and provided an update on key programs.

“We are very pleased with the significant developments at Ligand over the past few months and are building strong operating and financial momentum as we move into the second half of 2011,” said John Higgins, President and Chief Executive Officer of Ligand. “Our premier partner GlaxoSmithKline (GSK) recently announced positive Phase III results for one of their pivotal trials for Promacta® in patients with hepatitis C. In addition to recent bullish remarks from GSK’s CEO about this program, we are also pleased to see a significant 47% increase in second quarter sales of Promacta as compared to the first quarter.”

Higgins continued, “In addition, during the past quarter we announced positive data for our SARM and melphalan programs, and we expanded our Captisol® business by entering into new agreements with Merck and The Medicines Company. Finally, we had a very solid quarter financially and are moving into a period of significant news flow expected for numerous Phase II and Phase III partnered assets over the next few quarters.”

Second Quarter Results

Total revenues for the three months ended June 30, 2011 were $7.5 million, compared with $5.8 million for the same period in 2010. The increase in revenue was due primarily to material sales of Captisol, higher royalties and recognition of non-cash deferred revenue relating to Fablyn.

Cost of goods sold was $1.6 million for the second quarter of 2011. Other operating costs and expenses from continuing operations in the second quarter of 2011 were $7.1 million, compared with $9.9 million in the second quarter of 2010. Research and development expenses declined by $3.4 million, primarily due to the termination of research funding under the Company’s remaining collaboration agreements and the closing of its New Jersey facility. General and administrative expenses increased by $0.6 million, primarily due to increases in stock-based compensation and legal expenses.

The net loss in the second quarter of 2011 was $0.9 million, or $0.05 per share, compared with a net loss of $0.3 million, or $0.01 per share, in the comparable 2010 quarter. The loss from continuing operations in the second quarter of 2011 was $0.9 million, or $0.05 per share, compared with a loss from continuing operations of $0.3 million, or $0.01 per share, in the comparable 2010 quarter.

As of June 30, 2011, Ligand had cash, cash equivalents, short-term investments and restricted investments of $14.8 million.

Year-to-Date Results

Total revenues for the six months ended June 30, 2011 were $11.4 million, compared with $11.8 million for the first six months of 2010. Cost of goods sold was $2.1 million for the first six months of 2011. Other operating costs and expenses for the first six months of 2011 were $13.1 million, compared with $20.3 million for the first six months of 2010.

Net income for the first six months of 2011 was $8.6 million, or $0.44 per diluted share, compared with a net loss of $3.0 million, or $0.15 per share, for the first six months of 2010. Income from continuing operations for the first half of 2011 was $8.6 million, or $0.44 per diluted share, compared with a loss from continuing operations of $3.0 million, or $0.15 per share, in the comparable 2010 period. Net income and income from continuing operations for the first half of 2011 include a $13.6 million income tax benefit.

Join Ligand on Twitter @Ligand_LGND

  Ligand launched its own Twitter feed and has been posting tweets on partnership news, links to content published on various Ligand-related topics and upcoming Ligand events. To become a follower on the Ligand Twitter feed visit http://www.twitter.com/Ligand_LGND or contact Erika Luib at (858) 550-7896 or via e-mail at eluib@ligand.com.

Second Quarter and Recent Partner Highlights

  Ligand partner GlaxoSmithKline announced that it received positive data from ENABLE-1, the first of two Phase III studies examining Promacta (eltrombopag) in patients with hepatitis C-related thrombocytopenia, and that full data will be released at an upcoming scientific conference.
  Ligand licensed exclusive worldwide rights to The Medicines Company for Ligand’s Captisol-enabled® intravenous formulation of clopidogrel, the active ingredient in the world’s leading antiplatelet medicine.
  Ligand partner Baxter International Inc. launched Nexterone® (amiodarone HCl), Premixed Injection, the first and only ready-to-use premixed intravenous (IV) bag version of the antiarrhythmic agent amiodarone in the United States.
  Ligand partner Onyx Pharmaceuticals presented several studies evaluating carfilzomib, a selective, next-generation proteasome inhibitor, at the 16th Congress of the European Hematology Association (EHA) Annual Meeting in London.
  Ligand presented a poster of its Phase I multi-dose program on LGD-4033, a selective androgen receptor modulator (SARM), at the Endocrine Society Annual Meeting in Boston.
  Ligand presented interim data from a Phase IIa study with its Captisol-enabled, propylene glycol-free melphalan program in a poster presentation at the 2011 American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago.
  Ligand entered into a Captisol supply agreement with Merck & Co., Inc. for an undisclosed program where Ligand will supply clinical and commercial supplies of Captisol.

  Ligand announced its strategic decision to internally advance development of its Captisol-enabled melphalan program with the current goal to file a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) by mid-2013 if the development is successful.
  Ligand ranked as one of the top 50 industry innovators by The Pharmaceuticals Patent Scorecard. The Pharmaceutical Industry Scorecard is published three times a year on The Wall Street Journal’s Web site and links a company’s patents to its innovation, technology, and science strengths.

Operating Forecast and Financial Outlook

Affirming its previous forecast, Ligand expects 2011 total revenues to be between approximately $22 million and $24 million. Ligand's 2011 operating expenses are now estimated to be between approximately $23 million and $24 million, including approximately $2 million of non-cash amortization of intangible assets as a result of the CyDex acquisition. This compares with the previous guidance for operating expenses to be about $20 million. The increase in operating expenses from previous guidance is primarily due to increases in stock-based compensation and patent and legal costs. In addition, Ligand expects an average gross margin on material sales of approximately 60%. By the end of 2011, Ligand expects its operations to be profitable and cash-flow positive.

Upcoming Events

Ligand is scheduled to present at the following investment conferences:

  Stifel Nicolaus 2011 Healthcare Conference, Boston, September 9 at 10:20 a.m. Eastern time (7:20 a.m. Pacific time).
  Oppenheimer 22nd Annual Healthcare Conference, New York, December 13-14, presentation date and time to be determined.

Conference Call

Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (877) 407-4019 from the U.S. or (201) 689-8337 from outside the U.S., using the passcode “Ligand.” A replay of the call will be available until September 8, 2011 at 5:30 p.m. Eastern time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S. The account number is 361 and the passcode is 376512. Individual investors can access the Webcast through Ligand’s web site at www.ligand.com.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company with a business model of developing or acquiring royalty revenue-generating assets and technologies and coupling them to a lean corporate cost structure with the goal of producing sustained profitability. By diversifying the portfolio of assets across numerous technology types, therapeutic areas, drug targets and industry partners, we offer an opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. In comparison to our industry peers, we believe Ligand has assembled one of the largest and most diversified asset portfolios in the industry with significant revenue-generating potential. These therapies address the unmet medical needs of patients for a broad spectrum of diseases including hepatitis C, muscle wasting, Alzheimer's disease, dyslipidemia, diabetes, anemia, COPD, asthma, rheumatoid arthritis and osteoporosis. Ligand has established alliances with several of the world's leading pharmaceutical companies including GlaxoSmithKline, The Medicines Company, Pfizer, Bristol-Myers Squibb, Merck and AstraZeneca. For more information, please visit www.ligand.com. Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Actual events or results may differ from Ligand's expectations. For example, we may not be profitable or cash-flow positive before the end of 2011, we may not receive expected revenue from material sales of Captisol, we may not be able to effectively integrate CyDex’s business into our current business, expected royalties on partnered products or from research and development milestones may not be received, and we and our partners may not be able to timely or successfully advance any product(s) in Ligand's internal or partnered pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2011 or beyond, that Ligand will deliver strong cash flow over the long-term, that Ligand will realize the expected benefits of the acquisition of CyDex, that Ligand's 2011 revenues will be at the levels or be broken down as currently anticipated or that Captisol sales will be sufficiently strong, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, or that there will be a market for the product(s) if successfully developed and approved. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization. Ligand may also have indemnification obligations to King Pharmaceuticals or Eisai in connection with the sales of the Avinza and oncology product lines. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases available via www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

LIGAND PHARMACEUTICALS INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Royalties	$2,172	$1,601	$4,165	$3,563
Material sales	2,984	0	4,034	0
Collaborative research and development and other revenues	2,307	4,237	3,160	8,233
Total revenues	7,463	5,838	11,359	11,796
Operating costs and expenses:
Cost of goods sold	1,623	0	2,148	0
Research and development	3,237	6,602	5,223	13,963
General and administrative	3,855	3,290	8,034	6,338
Lease exit and termination costs	(16)	0	(168)	0
Total operating costs and expenses	8,699	9,892	15,237	20,301
Amortization of deferred gain on sale leaseback	426	426	851	851
Loss from operations	(810)	(3,628)	(3,027)	(7,654)

Other income (expense), net	37	3,963	(2,038)	5,273
Income tax benefit (expense)	(141)	(625)	13,637	(899)
Loss from continuing operations	(914)	(290)	8,572	(3,280)
Discontinued operations, net of taxes	—	7	4	246
Net loss	$(914)	$(283)	$8,576	$(3,034)
Basic and diluted per share amounts:
Loss from continuing operations	$(0.05)	$(0.01)	$0.44	$(0.16)
Discontinued operations	0.00	0.00	0.00	0.01
Net income (loss)	$(0.05)	$(0.01)	$0.44	$(0.15)
Weighted average number of common Shares - basic	19,650,260	19,608,685	19,623,249	19,595,784
Weighted average number of common Shares - diluted	19,650,260	19,608,685	19,637,983	19,595,784

LIGAND PHARMACEUTICALS INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	June 30, 2011	December 31, 2010
Assets	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$13,441	$22,697
Accounts receivable, net	1,038	993
Inventory	2,594	—
Other current assets	3,037	5,295
Current portion of co-promote termination asset	8,029	8,034
Total current assets	28,139	37,019

Restricted cash and investments	1,341	1,341
Property and equipment, net	679	559
Goodwill and other identifiable intangible assets	75,157	12,951
Long-term portion of co-promote termination asset	21,346	22,851
Other assets	773	838
	$127,435	$75,559

Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$23,435	$24,177
Current portion of deferred gain	851	1,277
Current portion of co-promote termination liability	8,029	8,034
Bank line of credit	10,000	—
Total current liabilities	42,315	33,488
Long-term portion of co-promote termination liability	21,346	22,851
Long-term portion of deferred revenue	1,291	2,546
Long-term debt	20,114	—
Other long-term liabilities	28,698	13,179
Total liabilities	113,764	72,064
Common stock subject to conditional redemption	8,344	8,344
Stockholders' equity	5,327	(4,849)
	$127,435	$75,559

CONTACT:
Ligand Pharmaceuticals Incorporated
Rob McKay, Sr. Dir. Business Development
and Investor Relations
Erika Luib, Investor Relations
(858) 550-7896
or
Lippert/Heilshorn & Associates, Inc.
Don Markley
dmarkley@lhai.com
(310) 691-7100